Exhibit 10.1

STOCK PURCHASE AGREEMENT

By and Among

VICIS CAPITAL MASTER FUND,

DEER VALLEY CORPORATION

and

PEERLESS SYSTEMS CORPORATION

dated as of

SEPTEMBER 3, 2014

Section 11.11 Specific Performance.	60

Section 11.12 Counterparts.	61

Exhibits

Exhibit A:     Employment Agreement Form

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of September 3, 2014, is entered into by and among Vicis Capital Master Fund, a sub-trust of Vicis Capital Master Series Trust, a unit trust organized and existing under the laws of the Cayman Islands (“Seller”), Deer Valley Corporation (the “Company”), a Florida corporation, and Peerless Systems Corporation, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns 12,310,458 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), representing 79.93% of its issued and outstanding shares;

WHEREAS, the Company holds in treasury 126,000 shares (the “Company Shares,” and together with the Shares, the “Transaction Shares”) of Common Stock;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, the Company wishes to sell to Buyer, and Buyer wishes to purchase from the Company, the Company Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Advisor” shall mean Vicis Capital, LLC, a Delaware limited liability company, which serves as investment advisor to Vicis Capital Master Fund.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 9.05(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Group” shall mean the Company and each of Deer Valley Homebuilders, Deer Valley Financial and Deer Valley Home Repair Services.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Purchase Price” has the meaning set forth in Section 2.02.

“Company Shares” shall have the meaning set forth in the Recitals.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Deer Valley Financial Corp” means Deer Valley Financial Corp., a Florida corporation and wholly owned subsidiary of the Company.

“Deer Valley Homebuilders” shall mean Dear Valley Homebuilders, Inc., an Alabama corporation and a wholly owned subsidiary of the Company.

“Deer Valley Home Repair Services” shall mean Deer Valley Home Repair Services, Inc., a Florida corporation and a wholly owned subsidiary of the Company.

“Designated Employees” shall mean John Steven Lawler, Charles Murphree Jr., James David Shaw, Jimmy Ray Hawkins, William Joseph Aycock, Jr., Jerry Ray Cooper, Jr., Timothy Wayne Gann and Joel Stephen Logan, II each of whom shall enter into Employment Agreements with the Company as a condition to the Closing.

“Direct Claim” has the meaning set forth in Section 9.06(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employment Agreements” shall mean an Employment Agreement substantially in the form attached as Exhibit A containing, among other terms, confidentiality and non-competition covenants.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 9.06.

“Indemnifying Party” has the meaning set forth in Section 9.06.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Company or Company’s Knowledge” or any other similar knowledge qualification means the actual knowledge of any director or officer of the Company.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification means the actual knowledge of any current employee, director or officer of Seller and Advisor, and any employee, director or officer of Seller or Advisor for the period of three (3) years prior to the Closing Date, including Shad Stastney.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, Taxes, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Company or the Company Group, or (b) the ability of Seller or the Company or any member of the Company Group to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” shall have the meaning set forth in Section 5.06.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.04.

“Shares” has the meaning set forth in the Recitals.

“Straddle Period” means any tax period beginning on or before, and ending after, the Closing Date.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.06(a).

“Transaction Documents” means this Agreement and Employment Agreements with each Designated Employee.

“Transaction Purchase Price” has the meaning set forth in Section 2.02.

“Transfer Taxes” has the meaning set forth in Section 7.01.

“Transaction Shares” shall have the meaning set forth in the Recitals.

“Union” has the meaning set forth in Section 3.21(b).

“Vicis Purchase Price” has the meaning set forth in Section 2.02.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01              Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, and (b) the Company shall sell to Buyer, and Buyer shall purchase from the Company, the Company Shares, each free and clear of all Encumbrances, for the considerations specified in Section 2.02. Buyer shall have the right upon written notice to Seller and the Company prior to the Closing to designate an Affiliate of Buyer to purchase the Shares and the Company Shares pursuant to this Agreement.

Section 2.02              Vicis Purchase Price and Company Purchase Price. The aggregate purchase price for the Shares shall be Three Million Six Hundred Thousand Dollars ($3,600,000) (the “Vicis Purchase Price”). The aggregate purchase price for the Company Shares shall be Eighty One Thousand Nine Hundred Dollars ($81,900) (the “Company Purchase Price,” and together with the Vicis Purchase Price, the “Transaction Purchase Price”).

Section 2.03              Transactions to be Effected at the Closing.

(a)                 At the Closing, Buyer shall deliver to Seller:

(i)                   the Vicis Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than three Business Days prior to the Closing Date; and

(ii)                 the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(b)                 At the Closing, Seller shall deliver to Buyer:

(i)                   the Shares (via DTC book-entry transfer or via delivery of stock certificates duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank with all required stock transfer tax stamps affixed thereto) free and clear of all Encumbrances; and

(ii)                 the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 8.02 of this Agreement.

(c)                 At the Closing, the Company shall deliver to Buyer:

(i)                   stock certificates evidencing the Company Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)                 the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.02 of this Agreement.

(d)                 At the Closing, Buyer shall deliver to the Company:

(i)                   the Company Purchase Price, by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Buyer no later than three Business Days prior to the Closing Date.

Section 2.04              Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Eastern Standard time, no later than five Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Robinson & Cole, LLP, 1055 Washington Blvd, Stamford, CT, or at such other time or on such other date or at such other place as Seller, Buyer and the Company may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and Seller represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 3.01              Organization and Authority of the Company Group.

(a)                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida. The Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Seller) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b)                 The Company and each member of the Company Group has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01(b) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.02              Capitalization.

(a)                 The authorized capital stock of the Company consists of 110,000,000 shares of common stock, par value $.001 per share (“Common Stock”), of which 15,419,387 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. After the consummation of this Agreement and the Transaction Documents, and the issuance of the Company Shares, there will be 15,545,387 shares of Common Stock issued and outstanding. All of the Transaction Shares have been duly authorized, are validly issued, fully paid and non-assessable, and the Shares are owned of record by Seller. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Company Shares free and clear of all Encumbrances.

(b)                 All of the Transaction Shares were issued in compliance with applicable Laws. None of the Transaction Shares were issued in violation of any agreement, arrangement or commitment to which the Company is or was a party or is or was subject to or in violation of any preemptive or similar rights of any Person. All of the Company Shares will be re-issued in compliance with applicable Laws. None of the Company Shares will be re-issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)                 There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. The Company is not party to, and to the Company’s Knowledge, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transaction Shares.

Section 3.03              Legal Proceedings. Except as set forth in Section 3.03 of the Disclosure Schedules, there are no Actions pending or, to Company’s Knowledge, threatened (a) against or by the Company or any member of the Company Group affecting any of their properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or any member of the Company Group); or (b) against or by the Company or any member of the Company Group, or to the Company’s Knowledge, the Seller or any Affiliate of Seller, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.04              No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) except as set forth in Section 3.04 of the Disclosure Schedules, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or any member of the Company Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any member of the Company Group; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or any member of the Company Group is a party or by which the Company or any member of the Company Group is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company Group; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any member of the Company Group. Except as set forth in Section 3.04 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any member of the Company Group in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05              Subsidiaries. Other than as set forth in Section 3.05 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person. Each member of the Company Group is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each member of the Company Group is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is required and the failure to do so would materially adversely affect the business and/or operations of such member of the Company Group. All of the outstanding equity interests of each member of the Company Group, other than the Company, have been duly authorized and validly issued, are fully paid and non-assessable and are owned, beneficially and of record, by the Company.

Section 3.06              Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31, in each of the years 2013, 2012 and 2011 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 28, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been filed with the SEC. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 28, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07              Undisclosed Liabilities. The Company Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08              Absence of Certain Changes, Events and Conditions. Other than as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any member of the Company Group, any:

(a)                 event, occurrence or development, to the Company’s Knowledge, that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                 amendment of the charter, by-laws or other organizational documents;

(c)                 split, combination or reclassification of any shares of the capital stock;

(d)                 issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock;

(e)                 declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                  material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)                 material change in the cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)                 entry into any Contract that would constitute a Material Contract;

(i)                   incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                  transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l)                   material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)               any capital investment in, or any loan to, any other Person;

(n)                 acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)                 any material capital expenditures;

(p)                 imposition of any Encumbrance other than Permitted Encumbrances upon any properties, capital stock or assets, tangible or intangible;

(q)                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r)                  adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)                  any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(t)                  entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)                 purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $40,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)                acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)                 action (or failure to act) by any member of the Company Group to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction or agreement that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any member of the Company Group in respect of any Post-Closing Tax Period; or

(y)                 any Contract to do any of the foregoing, or any action or omission Known to the Company, that would result in any of the foregoing.

Section 3.09              Material Contracts.

(a)                 Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company and each member of the Company Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedules, being “Material Contracts”):

(i)                   each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)                 all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)                all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)               all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                 all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)               all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any member of the Company Group is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)              except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or any member of the Company Group;

(viii)            all Contracts with any Governmental Authority to which the Company or any member of the Company Group is a party;

(ix)               all Contracts that limit or purport to limit the ability of the Company or any member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)                 any Contracts to which the Company or any member of the Company Group is a party that provide for any joint venture, partnership or similar arrangement by the Company or any member of the Company Group;

(xi)               all Contracts between or among the Company or any member of the Company Group on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii)              all collective bargaining agreements or Contracts with any Union to which the Company or any member of the Company Group is a party; and

(xiii)            any other Contract of the Company or any member of the Company Group that is material to the Company and not previously disclosed pursuant to this Section 3.09(a).

(b)                 Each Material Contract is valid and binding on the Company or member of the Company Group and is in full force and effect. The Company or member of the Company Group, and to the Knowledge of the Company, any other party thereto is not in breach of or default under (or is alleged to be in breach of or default under), and has not been provided or received any notice of any intention to terminate, any Material Contract. No action by the Company has occurred that and to the Knowledge of the Company there is no event or circumstance, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10              Title to Assets; Real Property.

(a)                 The Company or a member of the Company Group has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                   liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet and Interim Balance Sheet;

(ii)                 mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)                easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(iv)               other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the business of the Company; or

(v)                 liens set forth on Section 3.10(a)(v) of the Disclosure Schedules.

(b)                 Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or a member of the Company Group, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which any member of the Company Group acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. No member of the Company Group is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s and the Company Group’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company Group. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11              Condition And Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company Group, together with all other properties and assets of the Company Group, are sufficient for the continued conduct of the Company Group’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12              Intellectual Property.

(a)                 “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company or any member of the Company Group (“Company Intellectual Property”) and that in which the Company or member of the Company Group holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”):

(i)                   trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)                 internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii)                original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)               confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)                 patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b)                 Section 3.12(b) of the Disclosure Schedules lists all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Company has made available to Buyer true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c)                 Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company or a member of the Company Group owns exclusively all right, title and interest in and to the Company Intellectual Property. The Company Intellectual Property is free and clear of Encumbrances, except Permitted Encumbrances. The Company and each member of the Company Group is in material compliance with all legal requirements applicable to the Company Intellectual Property and the use and ownership thereof.

(d)                 Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Company or a member of the Company Group is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s and Company Group’s current or planned business or operations. The Company has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and, to the Knowledge of the Company, such other parties are in full compliance with the terms and conditions of such agreements.

(e)                 To the Knowledge of the Company, the Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Except as set forth in Section 3.12(e) of the Disclosure Schedules, neither the Company nor any member of the Company Group has received any communication, and no Action has been instituted, settled or, to the Company’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(f)                  Section 3.12(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. The Company has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and, to the Knowledge of the Company, such other parties are in full compliance with the terms and conditions of such agreements. To the Knowledge of the Company, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

Section 3.13              Inventory. All inventory of the Company and each member of the Company Group, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company or a member of the Company Group free and clear of all Encumbrances, except Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14              Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or a member of the Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or a member of the Company Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15              Customers and Suppliers.

(a)                 Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company or a member of the Company Group for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither the Company nor any member of the Company Group has received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company. To the Knowledge of the Company, no Material Customer intends to cease after the Closing to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)                 Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company or any member of the Company Group has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Company nor any member of the Company Group has received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company. To the Knowledge of the Company, no Material Supplier intends to cease after the Closing to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16              Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates (including the Company but excluding the Seller) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates (including the Company but excluding the Seller) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company or any of its Affiliates (including the Company but excluding the Seller) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17              Governmental Orders. Except as set forth in Section 3.17 of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17 of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18              Compliance with Laws; Permits.

(a)                 Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company and each member of the Company Group has complied, and is now in material compliance, with all Laws applicable to it or its business, properties or assets.

(b)                 All Permits required for the Company and each member of the Company Group to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits that are due as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company and each member of the Company Group, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19              Environmental Matters.

(a)                 The Company and each member of the Company Group is currently and has been in compliance with all Environmental Laws and has not, and neither the Company nor any member of the Company Group has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)                 The Company and each member of the Company Group has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company and each member of the Company Group as currently carried out. With respect to any such Environmental Permits, the Company or a member of the Company Group has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)                 No real property currently or formerly owned, operated or leased by the Company or any member of the Company Group is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)                 There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any member of the Company Group or any real property currently or formerly owned, operated or leased by the Company or any member of the Company Group, and neither the Company nor any member of the Company Group has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with their business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any member of the Company Group.

(e)                 Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or any member of the Company Group.

(f)                  Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any member of the Company Group and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor any member of the Company Group has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any member of the Company Group.

(g)                 Neither the Company nor any member of the Company Group has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)                 The Company has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                   The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any member of the Company Group as currently carried out.

(j)                  The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. The Company is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 3.20              Employee Benefit Matters.

(a)                 Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any member of the Company Group for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any member of the Company Group or any spouse or dependent of such individual, or under which the Company or any member of the Company Group has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)                 With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)                 Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any member of the Company Group or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)                 Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)                 With respect to each Benefit Plan (i) except as set forth in Section 3.20(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code / except as set forth in Section 3.20(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 3.20(a) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)                  Except as set forth in Section 3.20(f) of the Disclosure Schedules and required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan. Neither the Company nor any member of the Company Group has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)                 No Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)                 There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                   There has been no amendment to, announcement by the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Company or any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j)                  Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k)                 Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)                   Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any member of the Company Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any member of the Company Group to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.21              Employment Matters.

(a)                 Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company and each member of the Company Group as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company and each member of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet) and there are no outstanding agreements, understandings or commitments of the Company or any member of the Company Group with respect to any compensation, commissions or bonuses.

(b)                 Except as set forth in Section 3.21(b) of the Disclosure Schedules, neither the Company nor any member of the Company Group is, and has not been for the past ten years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past ten years, any Union representing or purporting to represent any employee of the Company or any member of the Company Group, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any member of the Company Group or any of their employees. Neither the Company nor any member of the Company Group has any duty to bargain with any Union.

(c)                 The Company and each member of the Company is and have been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.21(c) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c), there are no Actions against the Company or a member of the Company Group pending, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)                 The Company and each member of the Company Group has complied with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.22              Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)                 All Tax Returns required to be filed on or before the Closing Date by the Company Group have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by each member of the Company Group (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)                 Each member of the Company Group has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other Person, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                 No claim has been made by any Tax authority in any jurisdiction where any member of the Company Group does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)                 No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any member of the Company Group.

(e)                 The amount of the Liability of each member of the Company Group for unpaid Taxes for all periods ending on or before June 28, 2014 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Liability of each member of the Company Group for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with GAAP and the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                  Section 3.22(f) of the Disclosure Schedules sets forth:

(i)                   the taxable years of each member of the Company Group as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)                 those years for which examinations by the Tax authorities have been completed; and

(iii)                those taxable years for which examinations by taxing authorities are presently being conducted.

(g)                 All deficiencies asserted, or assessments made, against each member of the Company Group as a result of any examinations by any Tax authority have been fully paid.

(h)                 No member of the Company Group is a party to any Action by any Tax authority. There are no pending or threatened Actions by any Tax authority against any member of the Company Group.

(i)                   The Company has made available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any member of the Company Group for all Tax periods ending after December 31, 2010.

(j)                  There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any member of the Company Group.

(k)                 No member of the Company Group is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l)                   No member of the Company Group is a party to, or bound by, any closing agreement or offer in compromise with any Tax authority.

(m)               No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax authority with respect to any member of the Company Group.

(n)                 No member of the Company Group has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than the group in which the Company is currently the common parent. No member of the Company Group has any Liability for Taxes of any Person (other than a member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)                 No member of the Company Group has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. No member of the Company Group has any (A) income reportable for any Post-Closing Tax Period but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a Pre-Closing Tax Period that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction); or (B) deferred gain or loss arising out of any deferred intercompany transaction.

(p)                 The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)                 No member of the Company Group has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)                  No member of the Company Group is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s)                  There is no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any member of the Company Group under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)                  No member of the Company Group (i) has, or has had, a permanent establishment in any foreign country or (ii) is, or has engaged, in a trade or business in any foreign country.

Section 3.23              Books and Records. The minute books and stock record books of the Company and each member of the Company Group have been made available to Buyer are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and each member of the Company Group contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company and each member of the Company Group during the last four years, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held during the last four years for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company.

Section 3.25              SEC Documents. The Transaction Shares are registered pursuant to Section 12(g) of the Exchange Act and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “SEC Documents”). At the times of their respective filings, the Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The Reports did not, and do not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.26              Full Disclosure.

(a)                 No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(b)                 To the Knowledge of Company, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 4.01              Organization and Authority of Seller. Seller is a sub-trust of a trust duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and the Company) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.02              No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the operating agreement, certificate of formation, certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller, or to the Knowledge of Seller, any member of the Company Group, is a party or by which Seller, or to the Knowledge of Seller, any member of the Company Group, is bound or to which any of its properties and assets are subject (including any Material Contract) or, to the Knowledge of Seller, any Permit affecting the properties, assets or business of the Company or any member of the Company Group, or (d) to the Knowledge of Seller, result in the imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any member of the Company Group. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03              Capitalization and Ownership of Shares.

(a)                 Seller has good and marketable title to, and owns, the outstanding Shares, free and clear of any and all Encumbrances, and has full right and power and authority to deliver such Shares to the Buyer as contemplated hereby. The Shares are held directly by Seller, for which Advisor acts as investment advisor. Advisor may be deemed to beneficially own such Shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by virtue of the voting and dispositive power over such Shares granted by the Seller to Advisor. Seller is not a party to any Contract with respect to any Common Stock of the Company, including any Contract that could require Seller to sell, transfer, or otherwise dispose of any Common Stock other than pursuant to this Agreement and the Transaction Documents. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)                 All of the Shares were issued in compliance with applicable Laws, and, to the Knowledge of Seller, none of the Shares were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or Advisor is a party.

(c)                 There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating Seller or Advisor with respect to the Shares. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.04              Legal Proceedings; Governmental Orders.

(a)                 Except as set forth in Section 4.04 of the Disclosure Schedules, there are no Actions pending or, to Seller's Knowledge, threatened (a) against or by the Seller or the Advisor affecting the Shares (or by or against Seller or any Affiliate thereof (excluding the Company) and relating to the Shares or the Company); or (b) against or by the Seller or Advisor or any Affiliate of Seller or Advisor (excluding the Company) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)                 Except as set forth in Section 4.04(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller or Advisor relating to the Shares or the Company or any of its properties or assets. The Seller is in compliance with the terms of each Governmental Order set forth in Section 4.04(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.05              Brokers. Except for Houlihan Lokey, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.06              Full Disclosure.

(a)                 No representation or warranty by the Seller in Article IV of this Agreement and no statement contained in the Disclosure Schedules relating to Article IV to this Agreement or any certificate or other document furnished or to be furnished to Buyer by Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(b)                 To the Knowledge of Seller, no representation or warranty by the Company in this Agreement and no statement of the Company contained in the Disclosure Schedules relating to this Agreement or any certificate or other document furnished or to be furnished to Buyer by the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller and the Company that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01              Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02              No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.03              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.04              Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Transaction Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.05              Legal Proceedings. Except as set forth in Section 5.05 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06              Investment Representations. Buyer understands that the Transaction Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Buyer also understands that the Transaction Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Buyer’s representations contained in the Agreement. Buyer hereby represents and warrants as follows:

(a)                 Buyer Bears Economic Risk. Buyer has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Buyer must bear the economic risk of this investment indefinitely unless the Transaction Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Buyer understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Buyer to transfer all or any portion of the Transaction Shares, in the amounts or at the times Buyer might propose.

(b)                 Acquisition for Own Account. Buyer is acquiring the Transaction Shares for Buyer’s own account for investment only, and not with a view towards their distribution. The Buyer does not have a present intention to sell the Transaction Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution thereof to or through any person or entity; provided, however, that by making the representations herein, the Buyer does not agree to hold the Transaction Shares for any minimum or other specific term and reserves the right to dispose of it at any time in accordance with federal and state securities laws applicable to such disposition.

(c)                 Accredited Investor. The Buyer is a sophisticated investor and is experienced in matters relating to the valuation and the purchase and sale of securities, and, by reason of the Buyer’s knowledge and experience in financial and business matters and access to the existing information about the Company, is capable of evaluating and has evaluated the merits of the transactions contemplated hereby. Buyer represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(d)                 Company Information. Buyer has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Buyer has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(e)                 No General Solicitation. The Buyer will not be acquiring the Transaction Shares as a result of any form of general solicitation or general advertising, as such terms are used in Regulation D under the Securities Act of 1933, as amended, including without limitation: (i) any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media or broadcast over the television or radio; or (ii) any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

(f)                  Rule 144. Buyer acknowledges and agrees that the Transaction Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Buyer has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. The Buyer acknowledges that the Seller is an “affiliate” of the Company (as such term is defined in Rule 144) and that as a result certain restrictions on the further transferability of the Shares may be imposed upon the Buyer by federal and state securities laws with respect to sales or transfers not made pursuant to a registration statement. The Buyer acknowledges that the Shares contain or may contain legends relating to restrictions on transfer of the Securities.

ARTICLE VI
COVENANTS

Section 6.01              Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, the Company shall, and to the extent Seller can cause the Company to act or omit to act, Seller shall cause the Company to, and in any event Seller shall not take any action that would cause the Company to fail to, (x) conduct the business of the Company and the Company Group in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, and to the extent Seller can cause the Company to act or omit to act, Seller shall cause the Company to, and in any event Seller shall not take any action that would cause the Company to fail to:

(a)                 preserve and maintain all of its Permits and those of each member of the Company Group;

(b)                 pay its debts, Taxes and other obligations when due and pay those of each member of the Company Group;

(c)                 maintain the properties and assets owned, operated or used by the Company or any member of the Company Group in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                 continue in full force and effect without modification all Insurance Policies of Company and of each member of the Company Group, except as required by applicable Law;

(e)                 defend and protect its properties and assets from infringement or usurpation and defend and protect those of each member of the Company Group;

(f)                  perform all of its obligations under all Contracts relating to or affecting its properties, assets or business and perform those of each member of the Company Group;

(g)                 maintain its books and records and those of each member of the Company Group in accordance with past practice;

(h)                 comply and cause each member of the Company Group to comply in all material respects with all applicable Laws;

(i)                   not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur;

(j)                  get approval from Buyer for all expenditures in excess of $50,000; provided, this paragraph (j) shall not apply to expenditures made by the Company and the Company Group in the ordinary course of business consistent with past practice, it being understood that for purposes of this paragraph (j), capital expenditures in excess of $50,000 shall not be considered to be in the ordinary course of business; and

(k)                 enter into an agreement to do any of the foregoing.

Section 6.02              Access to Information. From the date hereof until the Closing, the Company shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and each member of the Company Group as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company and each member of the Company Group.

Section 6.03              No Solicitation of Other Bids.

(a)                 No member of the Company Group shall, and Seller shall not, and shall not authorize or permit any of their Affiliates (including the Advisor, the Company and each member of the Company Group) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Advisor and the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; or (iv) the purchase or sale of any Shares.

(b)                 In addition to the other obligations under this Section 6.03, Seller and the Company shall, and shall cause each member of the Company Group and their Affiliates, including Advisor to, promptly (and in any event within two Business Days after receipt thereof by any such Person or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                 Seller and the Company agree, on behalf of themselves and each member of the Company Group, including Advisor, that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, including against Advisor, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04              Notice of Certain Events.

(a)                 From the date hereof until the Closing, Seller and the Company shall promptly notify Buyer in writing of:

(i)                   any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)               any Actions commenced or threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.03 or Section 3.04 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)                 Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05              Resignations. Seller and the Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the directors of the Company and each member of the Company Group set forth on Section 6.05 of the Disclosure Schedules requested by Buyer at least ten Business Days prior to the Closing.

Section 6.06              Governmental Approvals and Consents

(a)                 Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                 The Company, Seller, and Buyer shall each use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04, Section 4.02, and Section 5.02 of the Disclosure Schedules, respectively.

(c)                 Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                   respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby or any Transaction Document;

(ii)                 avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby or by any Transaction Document; and

(iii)                in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby or by any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)                 If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller and the Company shall, subsequent to the Closing, cooperate with Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller and the Company shall use its reasonable best efforts to provide the Buyer with the rights and benefits of the affected Contract for the term thereof.

(e)                 All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.07              Corporate Actions. The Company shall, and if necessary, the Seller shall cause the Company to, take such corporate actions as are necessary to:

(a)                 As promptly as practicable but in no event more than ten (10) Business Days from the date hereof, declassify the Company’s Board so that all directors are elected by the shareholders of the Company annually.

(b)                 As promptly as practicable but in no event more than ten (10) Business Days from the date hereof, adopt new By-laws for the Company in form and substance satisfactory to the Buyer.

(c)                 As promptly as practicable but in no event more than ten (10) Business Days from the date hereof, increase the number of members of the Company’s Board of Directors, effective as of the Closing, from five to seven.

(d)                 Appoint to the board of directors of the Company and/ or each member of the Company Group (the “New Directors”), effective as of the Closing, the individuals listed on Section 6.07(d) of the Disclosure Schedules, or such other individuals designated by the Buyer no later than twelve (12) Business Days prior to Closing.

(e)                 No later than twelve (12) Business Days from the date hereof, cause a Schedule 14F-1 with respect to the matters set forth in Section 6.07 to be filed with the Securities and Exchange Commission and mailed to the Shareholders of the Company.

Section 6.08              Closing Conditions From the date hereof until the Closing, each party hereto shall, and Seller shall not take any action that would cause the Company to fail to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof and make effective the transactions contemplated by this Agreement and the Transaction Documents, including filing a Schedule 14F-1 with respect to the matters set forth in Section 6.07 with the Securities and Exchange Commission at least twelve (12) Business Days prior to the Closing.

Section 6.09              Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), Seller and the Company shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer, and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10              Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
TAX MATTERS

Section 7.01              Transfer Taxes. All transfer taxes, deed excise, stamp, bulk sales taxes, bulk transfer taxes and similar taxes and charges related to the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by the Seller. Notwithstanding any provision of this Agreement to the contrary, this Section 7.01 shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statutes of limitations (taking into account any extensions or waivers thereof)

Section 7.02              Miscellaneous. For purposes of this Article VII, all references to the Seller shall include successors.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01              Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.02              Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                 Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 3.24, and Section 3.26 and of the Seller contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05 and Section 4.06(b) the representations and warranties of the Company and Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 3.24, and Section 3.26 and of the Seller contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05 and Section 4.06(b) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                 Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, and the Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(c)                 Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all material respects.

(d)                 The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(e)                 No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(f)                  All approvals, consents and waivers that are listed on Section 3.04 and Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(g)                 From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(h)                 The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(i)                   The Designated Employees shall have executed and delivered the Employment Agreements to be effective as of the Closing.

(j)                  The Company and Seller shall deliver evidence satisfactory to the Buyer that the Company has taken the corporate actions set forth in Section 6.07 and Section 6.08.

(k)                 Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.02(a) (solely with respect to the Seller) and Section 8.02(c) have been satisfied.

(l)                   Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(c) have been satisfied.

(m)               Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of

(i)                   the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(ii)                 the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Trustee of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(n)                 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(o)                 Buyer shall have received (a) written resignations, effective as of the Closing Date, from the Resigning Directors, and (b) the remaining directors of the Company and each member of the Company Group shall have filled the vacancy created by such resignations by appointing the New Directors.

(p)                 The Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(q)                 The Seller shall have delivered to Buyer a statement pursuant to Section 1.897-2(h) of the U.S. Treasury Regulations and reasonably acceptable to Buyer certifying, under penalties of perjury, that the Shares do not constitute U.S. real property interests within the meaning of Section 897(c)(1) of the Code; provided, however, that in the event the Seller fails to deliver such statement, the sole recourse of Buyer shall be to withhold on payments of the Vicis Purchase Price as required by law.

(r)                  Seller shall have delivered, or caused to be delivered, to Buyer the Shares (which Seller shall cause to be electronically delivered to The Depository Trust Company on Buyer’s behalf or via stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed), free and clear of Encumbrances.

(s)                  Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(t)                  Buyer shall have received an opinion of counsel to the Company and Seller in form and substance satisfactory to the Buyer.

(u)                 The Company shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Company Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(v)                 The Company shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.03              Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                 Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, and Section 5.03, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02, and Section 5.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)                 Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in form and substance reasonably satisfactory to Seller, and no such consent, authorization, order and approval shall have been revoked.

(c)                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)                 No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e)                 All approvals, consents and waivers that are listed on Section 5.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(f)                  The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(g)                 Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(c) have been satisfied.

(h)                 Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)                   Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j)                  Buyer shall have delivered to Seller cash in an amount equal to the Vicis Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least three Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(k)                 The Seller shall have received a certificate from the Company stating, under penalties of perjury, that the Shares do not constitute a U.S. real property interest within the meaning of Section 897(c)(1) of the Code.

(l)                   Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.04              Conditions to Obligations of the Company.

(a)                 Buyer shall have delivered to the Company cash in an amount equal to the Company Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least three Business Days prior to the Closing Date by the Company in a written notice to Buyer.

(b)                 Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.03, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(c)                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all material respects.

(d)                 No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e)                 The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Company.

ARTICLE IX
INDEMNIFICATION

Section 9.01              Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.04, Section 3.19, Section 3.20, Section 3.22, Section 3.24, Section 3.26, Section 4.01, Section 4.02, Section 4.03, Section 4.05, Section 4.06(b), Section 5.01 and Section 5.03 (the representations in Section 3.01, Section 3.02, Section 3.04, Section 3.19, Section 3.20, Section 3.22, Section 3.24, Section 3.26, Section 4.01, Section 4.02, Section 4.03, Section 4.05, Section 4.06(b), Section 5.01 and Section 5.03, collectively, the “Fundamental Representations”) shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02              Indemnification By the Seller and Company. Subject to the other terms and conditions of this Article IX, the Company and Seller shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                 any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(c)                 all Taxes imposed on any member of the Company Group relating or attributable to any Pre-Closing Tax Period;

(d)                 all Taxes imposed on any member of the Company Group under Section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local or foreign law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date; or

(e)                 all Transfer Taxes required to be paid pursuant to Section 7.01.

Section 9.03              Indemnification By Seller. Subject to the other terms and conditions of this Article IX, Seller shall indemnify and defend each of the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                 any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement.

Section 9.04              Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of the Company, Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.05              Certain Limitations. The indemnification provided for in Section 9.02, Section 9.03 and Section 9.04 shall be subject to the following limitations:

(a)                 Seller and the Company shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $50,000 (the “Basket”), in which event the Seller and Company shall be required to pay or be liable for all such Losses (subject to the limitations contained in Section 9.05(d) and Section 9.05(e)) from the first dollar.

(b)                 Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Seller shall be required to pay or be liable for all such Losses (subject to the limitations contained in Section 9.05(e)) from the first dollar.

(c)                 Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.04(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.04(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(d)                 Company shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) to the extent the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds the Company Purchase Price.

(e)                 Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02, except for under Section 9.02(b) with respect to covenants, agreements or obligations to be performed on or prior to the Closing Date or Section 9.03, except for under Section 9.03(b) with respect to covenants, agreements or obligations to be performed on or prior to the Closing Date, to the extent the aggregate amount of all Losses of the Buyer Indemnitees in respect of indemnification under Section 9.02, except for under Section 9.02(b) with respect to covenants, agreements or obligations to be performed on or prior to the Closing Date or Section 9.03, except for under Section 9.03(b) with respect to covenants, agreements or obligations to be performed on or prior to the Closing Date, exceeds Ten Thousand Dollars ($10,000.00).

(f)                  Notwithstanding the foregoing, the limitations set forth in Section 9.05(a), Section 9.05(c), and Section 9.05(d) and Section 9.05(e) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty with respect to Fundamental Representations, but provided that Seller shall not be liable to the Buyer Indemnities for indemnification under Section 9.02(a) solely for or by reason of any inaccuracy in or breach of any representation or warranty with respect to Fundamental Representations set forth in Article III to the extent the aggregate amount of all such Losses solely for or by reason of any inaccuracy in or breach of any representation or warranty with respect to Fundamental Representations set forth in Article III exceeds fifty percent (50%) of the Vicis Purchase Price and Company shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) solely for or by reason of any inaccuracy in or breach of the representation or warranty set forth in Section 3.26 to the extent the aggregate amount of all Losses solely for or by reason of any inaccuracy in or breach of the representation or warranty set forth in Section 3.26 exceeds the Company Purchase Price.

Section 9.06              Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a)                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.06(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                 Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)                 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 9.07              Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08              Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.09              Exclusive Remedies; Fraud. Subject to Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise (other than claims against arising from fraud, criminal activity or willful misconduct on the part of such other party hereto in connection with the transactions contemplated by this Agreement) relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct. Notwithstanding anything to the contrary in this Agreement or under applicable Law, any Party to this Agreement may assert a claim for fraud against any other Party to this Agreement even to the extent the fraud claim is based in whole or in part upon a representation or warranty set forth in this Agreement. For the avoidance of doubt, notwithstanding any joint and several representations and warranties contained in this Agreement or otherwise, Seller shall be held liable for Losses for fraud committed by the Company in an amount up to fifty percent (50%) of the Vicis Purchase Price.

ARTICLE X
TERMINATION

Section 10.01           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                 by the mutual written consent of Seller and the Buyer;

(b)                 by Buyer by written notice to Seller if:

(i)                   Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Seller or the Company, as the case may be, within ten days of Seller or the Company’s receipt of written notice of such breach from Buyer; or

(ii)                 any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                 by Seller by written notice to Buyer if:

(i)                   Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)                 any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2014, unless such failure shall be due to the failure of Seller or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d)                 by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                 as set forth in this Article X and Article XI hereof; and

(b)                 that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

Section 11.01           Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Seller:	Vicis Capital Master Fund 445 Park Avenue, Suite 1043 New York, NY 10022 Attn: Keith Hughes Phone: (212) 909-4600 Fax: (212) 909-4601
with a copy to:	Hoyt R. Stastney, Esq. Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, WI 53202 Phone: (414) 277-5143 Fax: (414) 978-8968
If to Buyer:	Peerless Systems Corporation 1055 Washington Blvd, 8th Floor Stamford, CT 06901 Facsimile: (310) 536-0058 E-mail: tbrog@peerless.com Attention: Chief Executive Officer

with a copy to:	Robinson & Cole LLP 1055 Washington Blvd. Stamford, CT 06901 Facsimile: (203) 462-7599 E-mail: ekogan@rc.com Attention: Eric Kogan
If to the Company:	Deer Valley Corporation 3030 North Rocky Point Drive Suite 150 Tampa, Florida 33607
with a copy to:	Bush Ross, P.A. 1801 North Highland Avenue Tampa, Florida 33602-2656 Facsimile: (813) 223-9620 E-mail: bjones@bushross.com Attention: Brent Jones, Jr.

Section 11.03           Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06           Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08           No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11           Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VICIS CAPITAL MASTER FUND By: Vicis Capital, LLC, its investment advisor
By_____________________ Name: Title:

PEERLESS SYSTEMS CORPORATION
By_____________________ Name: Title:
DEER VALLEY CORPORATION
By_____________________ Name: Title: